Exhibit 10.18
Amendment No. 1 to the SXC Health Solutions Corp.
2007 Employee Stock Purchase Plan
     WHEREAS, SXC Health Solutions Corp. (the “Company”) has adopted the 2007 Employee Stock Purchase Plan (the “Plan”); and
     WHEREAS, the Board of Directors of the Company desires to amend the Plan as set forth herein.
     NOW, THEREFORE, pursuant to Section 15.2 of the Plan, the Plan hereby is amended as follows:
1. The first sentence of Section 1.1 of the Plan is amended by deleting “Systems Xcellence Inc. (the “Corporation”), a corporation existing under the Canada Business Corporations Act, and its participating subsidiaries (as defined in Article 17)” and replacing it with “SXC Health Solutions Corp., a corporation existing under the laws of the Yukon Territory.”
2. Article 4 of the Plan is amended to read in its entirety as follows:
“ARTICLE 4 — Shares Subject to the Plan
4.1 The aggregate number of common shares of the Corporation (the “Common Shares”) available pursuant to the Plan is 100,000, subject to adjustment as provided in Article 12. If any option granted under the Plan shall expire or terminate for any reason without having been exercised in full or shall cease for any reason to be exercisable in whole or in part, the unpurchased Common Shares subject thereto shall again be available under the Plan. From and after January 1, 2009, all Common Shares available under the Plan will be acquired in the open market.”
3. Article 11 of the Plan is amended to read in its entirety as follows:
“ARTICLE 11 — Delivery of Common Shares to Custodial Accounts
11.1 As soon as practicable after each Purchase Date, the Corporation shall deliver to the administrative agent of the Plan sufficient additional funds to permit the purchase of Common Shares in the open market on behalf of Plan participants, with instructions to deposit such acquired shares in the custodial account of each applicable participant. The custodial account of participants shall be maintained by a bank, broker-dealer or similar custodian that has agreed to hold such shares for the accounts of the respective participants. Fees and expenses of the bank, broker-dealer or similar custodian shall be paid by the Corporation or allocated among the respective participants in such manner as the Committee determines. A participant or his or her legal representative may withdraw Common Shares from his or her custodial account at any time.”
4. The third and fourth sentences of Section 15.1 of the Plan are amended to read in their entirety as follows:
“It will terminate in any case when all or substantially all of the Common Shares available for purposes of the Plan have been purchased. If at any time the number of remaining available Common Shares under the Plan is not sufficient to satisfy all of the then unfilled purchased requirements, the remaining available shares shall be allocated pro rata among participants in proportion to the amount of payroll deductions accumulated on behalf of each participant that would otherwise be used to purchase Common Shares, and the Plan shall terminate.”
     In all other respects, the Plan shall remain in full force and effect in accordance with its terms.
Adopted by the Board of Directors of SXC Health Solutions Corp. on March 11, 2009.

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